Exhibit 11

STERLING BANCORP AND SUBSIDIARIES
Statement Re: Computation of Per Share Earnings

	Three Months Ended September 30,			Nine Months Ended September 30,

	2006		2005	2006	2005

Income from continuing operations, net of tax	$5,002,989		$6,028,809	$16,866,314	$17,141,577
(Loss) income from discontinued operations, net of tax:	(9,420,480)		245,140	(9,978,187)	955,248

Net (loss) income available for common shareholders	$(4,417,491)		$6,273,949	$6,888,127	$18,096,825

Weighted average common shares outstanding	18,712,072		19,229,677	18,752,107	19,209,914
Add dilutive effect of:
Stock options	518,751		621,903	522,751	597,043

Adjusted for assumed diluted computation	19,230,823		19,851,580	19,274,858	19,806,957

Income from continuing operations, net of tax, per average common share:
Basic	$0.27		$0.31	$0.90	$0.89

Diluted	$0.27		$0.30	$0.88	$0.86

(Loss) income from discontinued operations, net of tax, per average common share:
Basic	($ 0.50)		$0.01	($ 0.53)	$0.05

Diluted	($ 0.50	)(1)	$0.01	($ 0.52)	$0.05

Net (loss) income, per average common share
Basic	($ 0.23)		$0.32	$0.37	$0.94

Diluted	($ 0.23	)(1)	$0.31	$0.36	$0.91

(1)	Due to a loss for the period, zero incremental shares are included because the effect would be antidilutive.

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